Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100
PGI Reports Third Quarter 2010 Results
For Immediate Release
Thursday, November 11, 2010
Charlotte, N.C. — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the third quarter ended October 2, 2010.
Highlights included:
•	Top Line Results Up in All Regions Year-over-Year on Improved Sales/Mix and Volume Growth
•
Net sales were $297.4 million compared with sales from continuing operations of $223.0 million in the third quarter of 2009 and net sales of $289.7 million for the second quarter of 2010, reflecting year-over-year improvement in all regions and sequential growth in most regions. Volume gains in Europe, U.S., Asia and Latin America were especially strong with Spain continuing to generate results better than originally anticipated. Higher selling prices reflected the pass-through of higher raw material costs and increased medical sales.

•	Profitability Improved Sequentially and Year-over-Year
•	Gross profit improved to $59.5 million from $47.3 million in the prior-year period and $53.3 million in the second quarter of 2010.
•
Favorable movements in raw material costs in late second quarter provided a positive impact to third quarter profitability. Raw material costs, however, began to increase slightly late in the third quarter.

•
Adjusted EBITDA increased to $37.6 million compared with $33.4 million in the prior-year period and $32.4 million in the second quarter of 2010. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

•	Growth Investments On Track for Mid-2011 Commercialization
•
The company’s investments in proprietary high barrier spunmelt capacity in Suzhou, China and Waynesboro, Virginia remain on track to be online in mid-2011. The new state-of-the-art, custom-designed spunmelt machines will bring much needed capacity to the company’s businesses in the U.S. and China.

•	Strategic Review Process Culminates in Agreement to Sell the Company
•
On October 4, 2010, the company announced it had entered into a definitive agreement to be acquired by an affiliate of Blackstone Capital Partners V L.P. for up to $18.16 in cash per share, which includes $2.91 per share to be held in escrow to cover potential tax liabilities, costs and expenses related to the previously disclosed personal holding company tax issue. The transaction is expected to close prior to the end of the first quarter of 2011.

-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “The strong sales pace and operational improvements we established earlier in the year have continued through the third quarter with year-over-year growth across the business and better-than-expected results. As anticipated, we experienced the benefit of lower raw material costs from the preceding quarters, which translated into strong cash flow generation, Adjusted EBITDA growth and reduction in net debt. We are executing well with operational initiatives, extending our leadership and are on track with significant investments to meet growing demand for our products.”
THIRD QUARTER RESULTS
Net sales for the third quarter of 2010 were $297.4 million compared with $223.0 million for the third quarter ended October 3, 2009 and $289.7 million in the second quarter of 2010. The year-over-year increase was due primarily to additional volume in the company’s Nonwovens segment from the acquisition of the Spanish business, increased sales volumes in Latin America and Asia, and improvement in carded technologies and spunmelt operations in the U.S. Oriented Polymers volumes for building and apparel products continued to improve from the depressed levels in the third quarter of 2009. Net sales also benefitted from a higher price/mix, primarily due to price increases resulting from the higher raw material costs. Foreign currency translation rates negatively impacted sales by approximately $2.8 million compared with the third quarter of 2009.
Gross profit increased to $59.5 million for the third quarter of 2010 compared with $47.3 million for the third quarter of 2009 and $53.3 million for the second quarter of 2010. A portion of the year-over-year improvement was the result of a full quarter of contribution from the acquisition in Spain compared with no contribution in the third quarter of 2009, while the sequential improvement was the result of further efficiencies gained in the U.S. business as the plant consolidation activities continued during the quarter. Although the company experienced a decline in raw material prices during the third quarter of 2010, costs began to increase at the end of the quarter, which is expected to result in slight profit headwinds for the remaining months of fiscal year 2010. Raw material costs were $25.0 million higher in the third quarter of 2010 compared with 2009, partially offset by increases in sales price/mix of $28.2 million related to the pass-through of higher raw material costs. Manufacturing costs were higher in the third quarter of 2010 compared with the prior year, due in part to the continued start-up activities associated with the plant consolidation initiative in the U.S. and inflationary increases in labor costs and energy costs, but manufacturing costs as a percent of sales were lower on the base business due to efficiencies from the plant consolidation activities and lower depreciation expense.
Operating income for the third quarter of 2010 was $22.2 million compared with $18.7 million in the third quarter of 2009 and $13.1 million in the second quarter of 2010. Selling, general and administrative (SG&A) expenses for the third quarter of 2010 were higher than the prior-year period by $8.0 million. The year-over-year increase was due primarily to the incremental SG&A expenses from the addition of the Spanish business and volume-related expenses such as distribution and selling and marketing costs, along with higher compensation costs associated with the company’s annual incentive plan, and other spending associated with investments in capabilities to enable the company to better address future market needs and execute on its strategic plan. Non-cash stock compensation expenses were $1.0 million higher in the third quarter of 2010 as compared with the third quarter of 2009, due to vesting of certain performance-based restricted stock grants. The company also incurred special charges of $1.5 million for severance and other shutdown costs from consolidation activities, and $1.0 million of other costs, primarily related to professional fees associated with our evaluation of strategic alternatives.
-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
During the third quarter of 2010, the company recognized an income tax benefit of $7.5 million compared with income tax expense of $2.7 million in the third quarter of 2009. Our income tax expense for the three months ended October 2, 2010 was favorably impacted by the inclusion of a $5.0 million tax benefit to reflect a reclassification associated with intraperiod tax accounting and $8.7 million of reductions in our liability for uncertain tax positions due to the expiration of certain statute of limitations and other adjustments in the FIN 48 reserve.
As a result of the above, PGI reported income from continuing operations for the third quarter of $21.6 million, compared with income from continuing operations of $3.6 million in the third quarter of 2009 and income from continuing operations of $1.8 million in the second quarter of 2010.
NINE MONTH RESULTS
Net sales for the nine months ended October 2, 2010, were $866.6 million compared with $639.1 million for the nine months ended October 3, 2009. The increase was due primarily to additional volume in the company’s Nonwovens segment from the acquisition of the business in Spain and increased sales volumes in all regions except for the U.S., which had lower volumes from consolidation initiatives in the carded business. Oriented Polymers and European durable goods volumes increased as demand in the industrial market is showing recovery from the depressed levels experienced a year ago. Net sales also benefitted from a higher price/mix due to price increases resulting from the higher raw material costs in the third quarter of 2010. Foreign currency translation rates resulted in decreased sales of approximately $0.8 million during the first nine months of 2010 compared with the first nine months of 2009.
Gross profit for the nine months ended October 2, 2010, was $161.1 million compared with $139.4 million for the nine months ended October 3, 2009. The improvement was primarily the result of three quarters of contribution from the acquisition in Spain compared with no contribution in the comparable 2009 period. Gross profit in the first nine months of 2009 benefitted from the significant drop in raw material costs experienced in the fourth quarter of 2008 and into the second quarter of 2009 without a corresponding drop in sales prices due to the lag between the change in raw material costs and the change in sales price. As raw material prices increased in the second half of 2009 and into the first two quarters of 2010, the company did not experience the same benefit. Raw material costs were $83.1 million higher in the first nine months of 2010 compared with the first nine months of 2009, partially offset by increases in price/mix of $76.2 million related to the pass-through of higher raw material costs and higher volumes of medical products in Asia. Manufacturing costs were higher in the first nine months of 2010 compared with the prior year, which primarily reflected the inefficiencies caused by the relocation, reinstallation and startup associated with the consolidation of the company’s North Little Rock, Arkansas plant into its facility in Benson, North Carolina, and inflationary increases in labor rates and energy costs.
-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
Operating income for the nine months ended October 2, 2010, was $45.3 million compared with $52.6 million in the nine months ended October 3, 2009. Selling, general and administrative (SG&A) expenses for the first nine months were $104.2 million compared with $79.9 million in the prior-year period. The year-over-year increase was due primarily to the incremental SG&A expenses from the addition of the business in Spain, other volume-related expenses, such as distribution and selling and marketing costs, the $2.3 million of incentive compensation expense recognized in the first quarter of 2010 associated with the 2009 performance period, and $1.7 million of expense to establish a liability associated with sales-related taxes in certain foreign jurisdictions. Also included in operating income were special charges of $11.9 million, consisting of $7.0 million for severance and other shutdown costs related to the company’s U.S. consolidation initiatives and $1.5 million for similar activities in Europe and Latin America, $0.7 million related to the write-down of property in Neunkirchen, Germany, and $2.7 million of other costs, primarily related to professional fees associated with the anticipated sale of the company. The company recognized $2.4 million of acquisition and integration costs related to the purchase of the business in Spain during the first nine months of the year.
During the nine months ended October 2, 2010, the company recognized an income tax benefit of $1.6 million compared with income tax expense of $12.1 million in the prior-year period as our income tax expense for the nine months ended October 2, 2010. Our income tax expense for the nine months ended October 2, 2010 was favorably impacted by the inclusion of a $5.0 million tax benefit to reflect a reclassification associated with intraperiod tax accounting and $8.7 million of reductions in our liability for uncertain tax positions due to the expiration of certain statute of limitations and other adjustments in the FIN 48 reserve.
As a result, PGI reported income from continuing operations for the nine months ended October 2, 2010, of $21.2 million compared with income from continuing operations of $12.8 million in the nine months ended October 3, 2009.
FINANCIAL METRICS
The company continued to reduce its net debt (defined as total debt less cash balances) during the quarter. Net debt as of October 2, 2010 was $26.0 million lower than the third quarter of 2009 at $263.5 million and was $12.9 million lower than the second quarter of 2010. Capital expenditures for the quarter were $11.8 million, bringing the company to a total of $21.4 million for the first nine months of 2010. The company expects capital expenditures of approximately $45 million to $50 million for all of 2010. Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $61.1 million and represented 5.1% of annual sales compared with $95.8 million and 10.7% of annual sales for the third quarter of 2009 and $55.5 million and 4.8% of annual sales for the second quarter of 2010.
ADJUSTED EBITDA
Adjusted EBITDA for the third quarter of 2010 increased to $37.6 million compared with $32.4 million in the second quarter of 2010 and $33.4 million in the third quarter of 2009. Adjusted EBITDA was higher compared with the prior year and previous quarter as a result of the benefit from the acquisition of the business in Spain, along with volume gains generated from new capacity expansions, which were somewhat offset by the significant, but moderating increase in raw material costs in the third quarter of 2010, costs associated with the transition of carded business in the U.S., and higher SG&A costs. Adjusted EBITDA for the nine month period was $97.8 million compared with $101.9 million for the prior year period. The lower levels of Adjusted EBITDA were due primarily to the impact of the positive raw material environment that existed in the first quarter of 2009 along with increased costs and the effects of the North American plant consolidation process.
-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
NON-GAAP FINANCIAL MEASURE
Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder. It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.
Included in this release is a reconciliation of net income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.
Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 14 manufacturing and converting facilities in 9 countries throughout the world.
EARNINGS CONFERENCE CALL
PGI will conduct an investor conference call, including presentation slides, starting at 10:00 a.m. EDT on Friday, November 12, 2010. A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. Participants inside the U.S. and Canada can access the call by dialing 800.561.2693 (pass code: 62897311). Callers dialing from outside the U.S. and Canada can access the call by dialing 617.614.3523 (pass code: 62897311). Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.
-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: the outcome of settlement discussions with the Internal Revenue Service regarding the final amount of the potential tax liabilities and associated payments discussed herein; uncertainty regarding the effect or outcome of the company’s announced sale to an affiliate of Blackstone Capital Partners V L.P.; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q.
For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com
-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Three Months Ended October 2, 2010,
Three Months Ended July 3, 2010 and
Three Months Ended October 3, 2009,
(In Thousands, Except Per Share Data)

			Three Months
	Three Months	Three Months	Ended
	Ended	Ended	October 3,
	October 2,	July 3,	2009
	2010	2010	As Restated

Net sales	$297,436	$289,747	$223,022

Cost of goods sold	237,978	236,471	175,767

Gross profit	59,458	53,276	47,255

Selling, general and administrative expenses	35,439	35,206	27,412

Special charges, net	2,511	5,115	1,785
Acquisition and integration expenses	49	156	—
Other operating income, net	(719)	(311)	(675)

Operating income	22,178	13,110	18,733

Other expense:
Interest expense, net	7,764	8,044	5,406
Loss on extinguishment of debt	—	—	5,085
Other loss, net	261	390	1,923

Income before income tax expense and discontinued operations	14,153	4,676	6,319

Income tax (benefit) expense	(7,490)	2,913	2,687

Income from continuing operations	$21,643	$1,763	$3,632

Income from discontinued operations	$—	$—	$8,919

Net income	$21,643	$1,763	$12,551

Net (income) loss attributable to noncontrolling interests	(154)	(205)	(198)

Net income attributable to Polymer Group, Inc	$21,489	$1,558	$12,353

Average common shares outstanding
- Basic	20,894	20,877	19,686
- Diluted	21,300		19,783
Earnings per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$1.02	$0.07	$0.17
Discontinued operations	$—	—	0.45

Basic	$1.02	$0.07	$0.62

Diluted	$1.00	$0.07	$0.62

-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Nine Months Ended October 2, 2010 and
Nine Months Ended October 3, 2009
(In Thousands, Except Per Share Data)

		Nine Months
	Nine Months	Ended
	Ended	October 3,
	October 2,	2009
	2010	As Restated

Net sales	$866,553	$639,072

Cost of goods sold	705,482	499,697

Gross profit	161,071	139,375

Selling, general and administrative expenses	104,165	79,901

Special charges, net	11,868	10,558
Acquisition and intergration expenses	1,729	—
Other operating income, net	(1,947)	(3,650)

Operating income	45,256	52,566

Other expense (income):
Interest expense, net	24,463	19,504
Gain on reacquisition of debt	—	(2,431)
Loss on extinguishment of debt	—	5,085
Other loss, net	1,139	5,500

Income before income tax expense and discontinued operations	19,654	24,908

Income tax (benefit) expense	(1,595)	12,149

Income from continuing operations	$21,249	$12,759

Income from discontinued operations	$—	$12,826

Net income	$21,249	$25,585

Net (income) loss attributable to noncontrolling interests	(447)	2,564

Net income attributable to Polymer Group, Inc	$20,802	$28,149

Average common shares outstanding
- Basic	20,739	19,552
- Diluted	21,124	19,591
Earnings per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$1.00	$0.78
Discontinued operations	$—	0.65

Basic	$1.00	$1.43

Diluted	$0.98	$1.43

-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

		January 2,
	October 2,	2010
	2010	As Restated

ASSETS

Current assets:
Cash and cash equivalents	$69,413	$59,521
Accounts receivable, net	148,837	127,976
Inventories	113,241	106,820
Other	46,289	37,994

Total current assets	377,780	332,311

Property, plant and equipment, net	313,454	330,415
Intangibles and loan acquisition costs, net	8,197	9,006
Other assets	31,867	29,806

Total assets	$731,298	$701,538

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$200,990	$148,042
Current portion of long-term debt and short-term borrowings	19,739	20,611
Other	4,519	3,940

Total current liabilities	225,248	172,593

Long-term debt	313,134	322,021
Other noncurrent liabilities	51,084	82,705

Total liabilities	589,466	577,319

Total PGI shareholders’ equity	133,192	116,181
Noncontrolling interests	8,640	8,038

Total equity	141,832	124,219

Total liabilities and equity	$731,298	$701,538

-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010
POLYMER GROUP, INC.
Selected Financial Data (Unaudited)
(In Thousands)

			Three Months
	Three Months	Three Months	Ended
	Ended	Ended	October 3,
	October 2,	July 3,	2009
	2010	2010	As Restated
Selected Financial Data
Depreciation and amortization expense included in operating income	$11,290	$11,258	$12,230

Noncash compensation costs included in operating income	$2,011	$1,467	$970

Amortization of loan acquisition costs	$225	$222	$329

Capital expenditures	$11,770	$4,956	$18,793

Special charges, net
Asset Impairment charges	$35	$709	$251
Restructuring and plant realignment costs	1,479	2,766	1,268
Other	997	1,640	266

	$2,511	$5,115	$1,785

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(125)	$(38)	$(1,003)
Canada	222	(216)	432
Europe	(200)	(214)	39
Asia	200	102	(49)
Latin America	(816)	55	(94)

	$(719)	$(311)	$(675)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income (loss) attributable to Polymer Group Inc. for the periods presented:

Net income attributable to Polymer Group, Inc.	$21,489	$1,558	$12,353
Income & franchise tax expense (benefit)	(7,449)	3,074	2,731
Interest expense, net	7,764	8,044	5,406
Depreciation and amortization expense included in operating income	11,290	11,258	12,230
Minority interests, net of tax & cash disbursements	154	205	198
Non-cash compensation	2,011	1,467	970
Foreign currency (gain) loss, net	38	412	1,168
Unrealized gains (losses) with respect to hedging agreements	468	(406)	—
Special charges, net	2,511	5,115	1,785
Less gain on sale of discontinued operation	—	—	(8,473)
Less income from discontinued operations	—	—	(446)
Unusual or non-recurring charges (gains), net	(711)	1,711	5,508

Adjusted EBITDA	$37,565	$32,438	$33,430

-MORE-

PGI Reports Third Quarter 2010 Results

November 11, 2010

		Nine Months
	Nine Months	Ended
	Ended	October 3,
	October 2,	2009
	2010	As Restated
Selected Financial Data
Depreciation and amortization expense included in operating income	$34,254	$36,071

Noncash compensation costs included in operating income	$4,733	$2,775

Amortization of loan acquisition costs	$662	$937

Capital expenditures	$21,439	$33,753

Special charges, net
Asset Impairment charges	$744	$3,444
Restructuring and plant realignment costs	8,462	6,756
Other	2,662	358

	$11,868	$10,558

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(296)	$(1,755)
Canada	214	582
Europe	(509)	(622)
Asia	310	(11)
Latin America	(1,666)	(1,844)

	$(1,947)	$(3,650)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net income attributable to Polymer Group, Inc.	$20,802	$28,149
Income & franchise tax expense (benefit)	(1,216)	12,559
Interest expense, net	24,463	19,504
Depreciation and amortization expense included in operating income	34,254	36,071
Minority interests, net of tax & cash disbursements	447	(2,564)
Non-cash compensation	4,733	2,775
Foreign currency (gain) loss, net	(61)	2,093
Unrealized (gains) losses with respect to hedging agreements	62	—
Special charges, net	11,868	10,558
Less gain on sale of discontinued operation	—	(8,473)
Less income from discontinued operations	—	(4,353)
Unusual or non-recurring charges, net	2,492	5,542

Adjusted EBITDA	$97,844	$101,861

-END-